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RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. This communication does not constitute a solicitation to purchase or an offer to sell securities any series of RSE Archive.

RSE Collection, LLC is offering securities only through the use of an Offering Circular that is part of an Offering Statement qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Offering Circular may be obtained HERE, in the "Legal" section of the Rally Rd. App, or by requesting a copy by e-mailing hello@rallyrd.com. This communication and the Offering Circular may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its market sector. RSE Collection's actual results may differ materially from management's current view of future events. Neither RSE Collection nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results.

Brokerage accounts and services related to trading of securities are provided to RSE Collection, LLC clients by DriveWealth, LLC, an SEC registered broker-dealer and member FINRA/SIPC. DriveWealth, LLC serves as the exclusive custodian for all securities issued by RSE Collection, LLC. You do have the right to opt out of the transfer of shares into a DriveWealth, LLC brokerage account by providing written notification to Rally Rd. at hello@rallyrd.com, with instructions as to where you would like your securities to be transferred. Please note that most brokers do not accept alternative assets, and that you will not be able to participate in Trading Windows in the Rally Rd. app, if you elect to opt out.

For additional information on Trading Windows please also read "Liquidity Platform" section of the most recent RSE Collection SEC filings by clicking here or visit our FAQs by clicking HERE.

"Share" or "Stock" refers to interests in a series of on of RSE Collection or RSE Archive, each an "RSE Entity" and together the "RSE Entities". Any investment in securities contains a high degree of risk. Securities are sold through a third-party broker-dealer in U.S. states where such broker-dealer is registered. Comparable assets may be materially different from, or may not be of the same value or quality as the asset acquired by any series of an RSE Entity, depending on a number of factors, including market conditions, location of sale, associated taxes, originality, condition of the asset, ownership history and provenance, level of wear and other factors. Further, an investment in a series of an RSE Entity is not an investment in the underlying asset. It is an investment in the series of an RSE Entity that owns the asset. The value of interests in a series of an RSE Entity may materially differ from the value of the underlying asset for many reasons, including market factors, fees charged by the asset manager, and restrictions on liquidity.

Visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on rallyrd.com/disclaimer.

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BUSINESS EXCLUSIVE

App to let fans buy minority shares of $3M Honus Wagner baseball card

By Josh Kosman

July 10, 2019 | 9:44pm | Updated


PITTSBURG

Honus Wagner baseball card
AP

Most fans could only dream of owning a Honus Wagner baseball card, which is the most valuable in the world.

But beginning next month, they'll be able to buy a share of one of the roughly 50 known Wagner cards that are still in circulation, and which is worth roughly $3 million.

The price of entry: $100.

New York trading platform Rally Rd., which began selling shares of collectible cars two years ago, is now expanding into sports memorabilia, watches and rare books.

Chief Executive Christopher Bruno told The Post his company recently learned that an owner of one of the 50 or so remaining 1910-era Wagner cards was looking for some liquidity, and negotiated a deal.

Rally Rd. will be selling a minority stake in the Wagner for about $500,000.

The New York Times

WEALTH MATTERS

Want to Own a Warhol? Now, You Can Buy a Piece of One

Several technology companies are packaging rare cars, paintings and other luxury items as investments, allowing any collector to buy shares in them.

By Paul Sullivan

July 26, 2019

High-price luxury items like sports cars, fine art and even rare first-edition books are generally beyond the reach of average collectors.

Now, several technology companies are packaging rare cars, paintings, and books as offerings in which any collector can buy shares. Some offerings start with prices as low as $25 or $50 a share. In return, these retail investors can, the pitch goes, participate in the appreciation of a famous painting in the same way billionaire art collectors do.

"It's the idea that wealth is not accumulated off a salary," said Rob Petrozzo, chief product officer of Rally Rd., which began by securitizing cars and has recently expanded to art, watches, collectibles, and even a first-edition "Harry Potter and the Philosopher's Stone."

The prospect of buying shares in collectible luxury items, known as passion assets, is certainly appealing. But when the underlying asset is fairly illiquid and not divisible, investors should proceed with caution.


OWN EQUITY IN HISTORY
Rally

A 1994 Lamborghini Diablo Se30 Jota at Rally Road. Jeenah Moon for The New York Times

"Securitization makes sense when there's cash flow generated by the underlying assets," said Steven L. Schwarcz, a professor at Duke University's School of Law. "What that does is provide a mechanism for the investor to be paid if the investor can't sell the securities since many don't have a robust, if any, secondary market."

In the case of art, cars, books and similar assets, there is no such cash flow. The investor is paid back only if the underlying asset or its shares are sold.

"Investors can't force the sale," Professor Schwarcz said. "That means a lot of the consumers investing in this will have illiquid investments when the marketing is saying you can make this stuff liquid. It's misleading to begin with."

Dividing assets into smaller securities has a long history in finance. The practice of securitizing assets like mortgages, auto loans and credit card debt goes back several decades. In this model, an investor buys into a pool, which spreads both the risk and the returns across the entire investor base. If loans go into default or get paid off early, the effect on the individual investor is muted.

But the assets that are being securitized come with an obligation from the borrower to pay money back, and they offer a stream of income for a fixed period. Art, cars and other luxury items do not offer those guarantees. The actual objects stay in galleries, showrooms or, with most of the cars that Rally has, at two locations where a caretaker maintains them.

A similar model is used in real estate, in which the use of a property like a condo or a house is divided into fixed amounts and sold to investors, which I wrote about recently. The risk with fractional ownership is that owners struggle to sell their shares.

There is an opportunity for a return. The sponsors of these deals seek to eventually sell the assets to private collectors. Rally sold a Ferrari F430, which was on the platform for six months, to a private collector, earning a 17 percent profit.

But like many investments, proponents put this into the category of future of finance, which is a squishy term at best.

Scott Lynn, founder and chief executive at Masterworks, which is offering shares in a Marilyn Monroe painting by Andy Warhol, points to Lending Club, a pioneer in this investment model. Along with other peer-to-peer groups, Lending Club makes high-interest, short-term loans to individuals with money from other retail investors.

Others paint the securitization of these assets as an equity investment. “Each vehicle is its own entity, whether we issue 2,000 or 5,000 shares,” said Chris Bruno, chief executive of Rally Rd. “The barrier to entry is one share, from $8 to $200. Each car is independent of the other.”

The potential for appreciation of these private assets and their lack of correlation with the stock market has attracted some investors, while the tangible nature of art and cars versus stocks and bonds has brought in others.

Leland Sutton, a brand strategist and entrepreneur, is No. 6 on the waiting list to buy shares in the first piece of art offered by Otis, an online platform that plans to offer one or two cultural investments a month.


National Portrait Gallery

Kehinde Wiley, left, with former President Barack Obama, Michelle Obama and the artist Amy Sherald at the unveiling of portraits of the Obamas at the National Portrait Gallery in Washington last year. Gabriella Demczuk for The New York Times

The first offering is a painting by Kehinde Wiley, who painted President Barack Obama's presidential portrait. Otis paid $237,500 for the painting and has marked it up to $250,000 for the initial offering of 10,000 shares.

"It's more tangible and feasible than putting your money into a Damien Hirst dot painting going for millions of dollars," Mr. Sutton said. "People understand the cultural value of this and that they don't need millions of dollars."

He said he was open to investing in the private asset class after watching his stock portfolio swing from positive to negative and seeing the value of cryptocurrencies like Bitcoin plummet.

Otis is offering a broad range of assets that it will securitize on its platform.

"The offerings span across comic books, other artworks, luxury items like Rolex watches and Birkin bags," said Michael Karnjanaprakorn, founder of Otis. "We believe in a diversified portfolio."


ROLEX
24
QUARTZ

Rally Rd. began by securitizing cars and has expanded to art and watches, including this 1970 Rolex, known as the Texan. Jeenah Moon for The New York Times

The bet on appreciation has some artists and other cultural creators interested. The street artist who goes by Fnnch said he was creating his largest piece of art for the Otis platform.

Fnnch said he intended to retain an interest in his work, which could help him financially. He noted how a recent auction of Jeff Koons's "Rabbit" for $91 million helped the market for the artist, even though none of that money went to Mr. Koons. "It would be different if every artist retained 10 percent or 50 percent of his work and benefited from the sale of it," he said. "A platform like this opens up potential."

Share prices are relatively low, but a minimum investment is often required. At Masterworks, shares in the Warhol work, valued at nearly $2 million, cost $20 apiece, but the minimum investment is $1,000, Mr. Lynn said.

Even though these companies are selling shares in the items, the secondary markets are limited or nonexistent. Mr. Lynn said he tells investors to plan on holding their shares for three to seven years. Mr. Karnjanaprakorn of Otis said the company was working on a secondary market.

With Rally's car investments, an investor can enter and exit an offering like any publicly traded security after a 90-day lockup period, Mr. Bruno said. That helps Rally track the asset's value. "Opening up a trading window allows us to regularly re-price the asset," he

said.


THIS EDITION, PRINTED ON RUISDAEL PAPER BY THE
DE VINNE PRESS, IS LIMITED TO FIVE HUNDRED
SETS, EACH SIGNED BY THE AUTHOR,
OF WHICH THIS IS
NO.
Theodore Roosevelt

A signed, first-edition copy of "African Game Trails: An Account of the African Wanderings of an American Hunter Naturalist" by Theodore Roosevelt at Rally Rd.
Jeenah Moon for The New York Times

But Professor Schwarcz said the lack of liquidity was riskier than retail investors might realize. A pool of mortgages, for example, will eventually turn into a pool of money as the underlying loans are paid back. But a painting will continue to be a painting.

Some companies are working to persuade investors that the assets will increase in value. Mr. Lynn said similar Warhol paintings of Marilyn Monroe were approaching $2.5 million in value. To increase value of its Warhol, the company plans to lend the artwork to museums.

Rally has a purple 1994 Lamborghini Diablo SE30 Jota on display in its SoHo showroom. The car was priced at $598,000, which was divided into 5,000 shares at $119.50 a share. The company sold half the shares in two hours, eventually bringing in 976 investors. Having the car on display in a showroom is another tool to increase interest.

Whether this approach to securitizing assets works is hard to say. Even Mr. Karnjanaprakorn said it was difficult to predict what would happen. "I have no idea if it's going to work," he said. "The things that I've seen make me believe it's going to work. We have close to 25,000 people on the waiting list."

But Professor Schwarcz said this model sounded like a fad. “On a superficial level, it’s a tangible interest in the art,” he said. “But on a realistic level, you can’t go to the person who has the artwork and say, ‘Give me a piece of that artwork.’”

A version of this article appears in print on July 27, 2019, Section B, Page 5 of the New York edition with the headline: Own a Teeny, Tiny Piece of This Lamborghini

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RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share” or ”Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

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RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

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RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share” or ”Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.